EXHIBIT 22.1

Subsidiary Issuer of Guaranteed Securities

BlackRock Finance, Inc. (formerly known as BlackRock, Inc.), a Delaware corporation (“Old BlackRock”), is a direct wholly owned subsidiary of BlackRock, Inc. (formerly known as BlackRock Funding, Inc.), a Delaware corporation (“New BlackRock”), and a guarantor of New BlackRock’s debt securities. New BlackRock is also an issuer of registered debt securities, which are guaranteed by Old BlackRock. As of October 1, 2024, the registered debt securities were as follows:

New BlackRock registered debt securities guaranteed by Old BlackRock:

Name of Issuer	State of Formation of Issuer	Description of Registered Debt Securities
BlackRock, Inc.	Delaware	4.700% Notes due 2029
BlackRock, Inc.	Delaware	5.000% Notes due 2034
BlackRock, Inc.	Delaware	5.250% Notes due 2054
BlackRock, Inc.	Delaware	4.600% Notes due 2027
BlackRock, Inc.	Delaware	4.900% Notes due 2035
BlackRock, Inc.	Delaware	5.350% Notes due 2055

Old BlackRock registered debt securities guaranteed by New BlackRock:

Name of Issuer	State of Formation of Issuer	Description of Registered Debt Securities
BlackRock Finance, Inc.	Delaware	1.250% Notes due 2025
BlackRock Finance, Inc.	Delaware	3.200% Notes due 2027
BlackRock Finance, Inc.	Delaware	3.250% Notes due 2029
BlackRock Finance, Inc.	Delaware	2.400% Notes due 2030
BlackRock Finance, Inc.	Delaware	1.900% Notes due 2031
BlackRock Finance, Inc.	Delaware	2.10% Notes due 2032
BlackRock Finance, Inc.	Delaware	4.750% Notes due 2033